Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Third Quarter 2009 Results

Alpharetta, GA. – January 30, 2009—Cellu Tissue Holdings, Inc. (the “Company” or “Cellu Tissue”), an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for the third quarter ended November 27, 2008.

Net sales for the third quarter ended November 27, 2008 totaled $143.0 million compared to $112.2 million for the comparable period in the prior year, an increase of $30.8 million, or 27.5%.  For the third quarter ended November 27, 2008, the Company sold 91,931 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products.  This is an increase of 12,389 tons, or 15.6%, over the comparable period in the prior year.  Of these increases, $25.2 million of net sales and 14,437 tons sold related to APF.  Also contributing to the increase in net sales from the comparable period in the prior year is an increase in net selling price per ton to $1,541 for the third quarter ended November 27, 2008 from $1,411 for the comparable period in the prior year.

Net sales within the Tissue Segment for the third quarter ended November 27, 2008 totaled $111.1 million, an increase of 32.2%, from $84.0 million for the comparable period in the prior year.  The increase experienced by the Tissue Segment is attributable to the acquisition of APF, an increase in tonnage sold primarily in our converting business and an increase in net selling price per ton over the comparable period in the prior year. Net sales within the Machine-Glazed Paper Segment for the third quarter ended November 27, 2008 totaled $30.5 million, an increase of 8.3% from $28.2 million for the comparable period in the prior year.  The increase experienced by the Machine-Glazed Paper Segment is driven primarily by an increase in net selling price per ton over the comparable period in the prior year and an increase in tons sold over the comparable period in the prior year.   Net sales within the Foam Segment, which was part of the APF acquisition, for the third quarter ended November 27, 2008 totaled $1.4 million.

For the third quarter ended November 27, 2008, Cellu Tissue reported gross profit of $16.1 million, or 11.3% of net sales, compared to $11.7 million, or 10.4% of net sales, for the comparable period in the prior year.  The increase in gross profit as a percentage of net sales is the result of an increase in net selling price per ton, which more than offset increased fiber costs per ton over the comparable period in the prior year.

Income from operations for the third quarter ended November 27, 2008 was $9.4 million compared to $6.2 million for the comparable period in the prior year.  This increase is the result of the increase in gross profit as noted above offset partially by amortization expense in the third quarter ended November 27, 2008 related to amortization of the intangible assets recorded in connection with the APF acquisition.  Income from operations in the Tissue Segment for the third quarter ended November 27, 2008 was $8.6 million compared to $6.1 million for the third quarter in the prior year.   Income from operations in the Machine-Glazed Paper Segment for the third quarter ended November 27, 2008 was $2.0 million compared to $.1 million for the third quarter in the prior year.  Income from operations in the Foam Segment for the third quarter ended November 27, 2008 was $.1 million.  Also, included in income from operations for the third quarter ended November 27, 2008 is $1.3 million of amortization expense related to the APF acquisition as noted above.

For the third quarter ended November 27, 2008, the Company reported pretax income of $2.7 million compared to $1.4 million for the comparable period in the prior year.  For the third quarter ended November 27, 2008, the Company reported net income of $1.8 million compared to $1.6 million for the comparable period in the prior year.  EBITDA for the third quarter ended November 27, 2008 totaled $17.0 million compared to $11.9 million for the comparable period in the prior year.

Restatement of Prior Periods

On January 20, 2009, management of the Company and the Audit Committee of  the Company’s Board of Directors concluded that the Company’s previously reported financial statements for the fiscal years ended February 29, 2008 and February 28, 2007 and interim financial statements for the periods ended August 28, 2008 and May 29, 2008 (and the respective comparative prior year periods) should no longer be relied upon.  Accordingly, the Company is restating its previously reported financial statements for the fiscal years 2008 and 2007 included in its Annual Report on Form 10-K for the year ended February 29, 2008 and its Quarterly Reports on Form 10-Q for the periods ended August 28, 2008 and May 29, 2008.   This restatement will correct errors in (i) accounting for deferred income taxes in connection with purchase accounting applied in fiscal 2007, (ii) classification of borrowings and repayments on the revolving credit facility in the statement of cash flows, and certain other adjustments that were initially deemed to be not material by management, including (a)  classification of shipping and handling costs in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs (EITF 00-10), (b) accounting for derivative instruments, (c) accounting for foreign exchange gains and losses in fiscal 2008 and 2007, and (d) certain other miscellaneous adjustments.

The impact of the abovementioned restatements on net income will be as follows:  increase net income by $.1 million for the period March 1, 2006 to June 12, 2006 (pre-merger), decrease net income by $.5 million for the period from June 13, 2006 to February 28, 2007 (post-merger), decrease net income by $.3 million for the fiscal year ended February 29, 2008, and decrease net income by $.2 million and $.6 million for the three months ended May 29,2008 and August 28, 2008, respectively.  These changes to net income, which is a total decrease of $1.5 million over the period restated (10 quarters), are primarily the result of increased depreciation expense.  We expect to file the restatements in the near future.

The impact of the abovementioned restatements on the consolidated financial statements as of February 29, 2008 and for the three and nine months ended November 29, 2007 is reflected herein.  The impact on net income for the three and nine months ended November 29, 2007 is a $.3 million increase and a $.3 million decrease, respectively.  The impact on earnings before interest, taxes, depreciation and amortization (EBITDA) for the three and nine months ended November 29, 2007 is a $.7 million increase and a $.3 million increase, respectively.   See the table attached to this press release for further details.

As previously announced, in the second quarter of the fiscal year ending February 28, 2009, or fiscal year 2009, the Company completed its acquisition of the Hauppague, New York and Thomaston, Georgia tissue converting operations of Atlantic Paper & Foil (“APF”).  Accordingly, the third quarter fiscal year 2009 results are impacted by the effects of the purchase accounting related to this transaction and APF’s operating results, as highlighted below.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented: “The restatement does not adversely affect our current business or the long term strategic position of Cellu Tissue. We are extremely pleased with our very favorable business results and successful integration of APF into our operations.  We remain commited to the implementation of Cellu Tissue’s strategic plan”.

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our unaudited consolidated statements of operations, financial position, selected consolidated financial data including information concerning our cash flow position, selected consolidated segment data, and reconciliations of consolidated net income from operations to consolidated EBITDA.   EBITDA is not a measure of performance under U.S. generally accepted accounting principles and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles.  We have presented EBITDA because this measure is used by investors, as well as our own management, to evaluate the operating performance of our business, including our ability to service debt.  Also, attached to this press release is a table setting forth the impact of the restatements noted above.

Cellu Tissue’s management will announce the date and time of our conference to discuss third quarter fiscal year 2009 financial results in the near future.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  Cellu Tissue’s customers include major North American producers of branded and unbranded disposable consumer absorbent and tissue products for the personal and health care markets; consumer and away-from-home tissue products companies; national and regional tissue products distributors; and third-party converters who sell their products to food, bakery and confections companies. Cellu Tissue services a diverse group of high-quality customers, with three of its top ten customers belonging to the Fortune 150 group of companies.

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to statements regarding the results of the Company’s revisions to prior period financial statements, the Company’s estimates of the impact of such revisions on certain prior periods or the Company’s future financial performance, the Company’s expected timing of filing its amended periodic reports reflecting the restated financial statements.  All of these statements and any other forward-looking statements are subject to risks, assumptions and uncertainties that may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements.  All forward-looking statements included in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligation to update or revise any such forward-looking statements.

For more information, contact Cellu Tissue Holdings, Inc. at www. cellutissue.com.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars, in thousands)

	Three Months Ended		Nine Months Ended
	November 27	November 29	November 27	November 29
	2008	2007	2008	2007
		(Restated)		(Restated)
Net sales	$143,042	$112,194	$390,582	$330,447
Cost of goods sold	126,941	100,478	351,694	299,980
Gross profit	16,101	11,716	38,888	30,467

Selling, general and administrative expenses	5,226	4,835	14,348	13,874
Terminated acquisition-related transaction costs	—	—	140	—
Stock compensation expense	244	715	690	1,098
Amortization expense	1,259	—	2,061	—
Income from operations	9,372	6,166	21,649	15,495

Interest expense, net	6,910	4,844	17,951	14,966
Foreign currency (gain) loss	(241)	(15)	(157)	104
Other (income) expense	(37)	(105)	2	(187)
Income before income tax expense (benefit)	2,740	1,442	3,853	612

Income tax expense (benefit)	902	(203)	1,269	(432)
Net income	$1,838	$1,645	$2,584	$1,044

CELLU TISSUE HOLDINGS, INC,

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars, in thousands)

	November 27	February 29
	2008	2008
		(Restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$513	$883
Receivables, net	61,944	44,543
Inventories	44,930	33,997
Prepaid expenses and other current assets	3,210	3,923
Deferred income taxes	5,681	7,157
TOTAL CURRENT ASSETS	116,278	90,503
PROPERTY, PLANT AND EQUIPMENT, NET	302,129	310,488
GOODWILL	35,888	11,335
OTHER INTANGIBLES, NET	37,505	9,400
OTHER ASSETS	2,240	1,491
TOTAL ASSETS	$494,040	$423,217

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdrafts	$1,349	—
Revolving line of credit	28,500	$9,800
Accounts payable	22,229	24,056
Accrued expenses	27,920	19,086
Accrued interest	4,706	8,254
Other current liabilities	16,281	15,000
Current portion of long-term debt	760	760
TOTAL CURRENT LIABILITIES	101,745	76,956
LONG-TERM DEBT, LESS CURRENT PORTION	241,738	198,087
DEFERRED INCOME TAXES	80,642	81,940
OTHER LIABILITIES	5,123	20,149
STOCKHOLDERS’ EQUITY	64,792	46,085
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$494,040	$423,217

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY (Unaudited)

(Dollars, in thousands)

	Nine Months Ended
	November 27	November 29
	2008	2007
		(Restated)
OPERATING ACTIVITIES
Net income	$2,584	1,044
Stock-based compensation	690	595
Deferred income taxes	178	(3,386)
Accretion of debt discount	1,211	459
Amortization of bond costs	189	—
Amortization of intangibles	2,061	—
Derivative loss	954	186
Depreciation	17,615	18,347
Changes in working capital, net of effects of acquisitons	(15,881)	(2,751)
Net cash provided by operating activities	9,601	14,494

INVESTING ACTIVITIES
Cash paid for acquisition, net of cash acquired	(64,148)	(43,638)
Capital expenditures	(9,734)	(10,965)
Net cash used in investing activities	(73,882)	(54,603)

FINANCING ACTIVITIES
Equity investment by shareholders	15,001	—
Cash portion of earnout payment	(7,027)	—
Bank overdrafts	1,349	2,213
Borrowings on revolving line of credit	76,600	46,600
Repayments on revolving line of credit	(57,900)	(43,100)
Payments on long-term debt	(760)	(575)
Debt issuance costs	(886)	—
Net proceeds from bond offering	36,900	20,000
Net cash provided by financing activities	63,277	25,138
Effect of foreign currency	634	391
Net decrease in cash and cash equivalents	(370)	(14,580)
Cash and cash equivalents at beginning of period	883	16,261
Cash and cash equivalents at end of period	$513	$1,681

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended		Nine Months Ended
	November 27	November 29	November 27	November 29
	2008	2007	2008	2007
		(Restated)		(Restated)
NET SALES:
Tissue	$111,145	$84,061	$300,355	$249,457
Machine-Glazed Paper	30,455	28,133	87,904	80,990
Foam	1,442	—	2,323	—
Consolidated	$143,042	$112,194	$390,582	$330,447

INCOME FROM OPERATIONS:
Tissue	$8,590	$6,046	$20,759	$15,334
Machine-Glazed Paper	1,969	120	2,700	161
Foam	72	—	251	—
Segment income from operations	10,631	6,166	23,710	15,495
Amortization expense	(1,259)	—	(2,061)	—
Consolidated	$9,372	$6,166	$21,649	$15,495

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended		Nine Months Ended
	November 27	November 29	November 27	November 29
	2008	2007	2008	2007
		(Restated)		(Restated)
NET INCOME	$1,838	$1,645	$2,584	$1,044
Add back:
Depreciation and amortization	7,270	5,632	19,865	18,347
Interest expense	6,923	4,856	17,994	15,041
Income tax expense (benefit)	902	(203)	1,269	(432)
EBITDA	$16,933	$11,930	$41,712	$34,000

CELLU TISSUE HOLDINGS, INC.

IMPACT OF RESTATEMENT ON CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (Dollars, in thousands)

	Three Months Ended	Nine Months Ended
	November 29, 2007	November 29, 2007

Net Income, as previously reported	$1,376	$1,335
Restatements	269	(291)
Net Income, restated	$1,645	$1,044

EBITDA, as previously reported	$11,236	$33,692
Restatements	694	308
EBITDA, restated	$11,930	$34,000